Exhibit 10.2

October 6, 2014

STRICTLY CONFIDENTIAL

Northwest Biotherapeutics, Inc.

4800 Montgomery Lane, Suite 800

Bethesda, MD 20814

Attn: Linda Powers, Chief Executive Officer

Re:	Amendments to the Engagement Letter

Dear Ms. Powers:

Reference is made to that certain engagement letter (the “Engagement Agreement”), dated April 9, 2014 by and between The Northwest Biotherapeutics, Inc. (the “Company”) and H.C. Wainwright & Co., LLC (“Wainwright”). All terms not defined herein shall have the meaning ascribed to such terms in the Engagement Agreement.

Section A.1 is hereby amended to include the following sentence:

“In regard to the Stock Purchase, Amendment and Issuance Agreement between the Company and the holder signatory thereto, dated as of October 6, 2014 (the “Issuance Agreement”) HCW shall receive a cash fee equal to 7% of (i) the gross proceeds received by the Company at the Closing of the Issuance Agreement and (ii) any proceeds received by the Company from the exercise of the Warrant to purchase Common Stock which is issued to the holder pursuant to the Issuance Agreement (the “Warrant”), with the fees on such warrant proceeds payable within 48 hours of (but only in the event of) the receipt by the Company of such proceeds. The foregoing will be the aggregate total fees payable in connection with the Issuance Agreement and the Warrant, and the transactions contemplated therein.”

Section A.2 is hereby amended to include the following sentence:

“Additionally, in regard to the Issuance Agreement, HCW shall receive HCW Warrants equal to 5% of the shares of (i) the Common Stock issued issued by the Company at the Closing of the Issuance Agreement, and (ii) payable within 48 hours of (but only in the event of) the issuance by the Company of any shares of Common Stock pursuant to exercise of the Warrant.”

Additionally, the Company hereby acknowledges and agrees that in connection with the consummation of the Issuance Agreement, it shall reimburse Wainwright $30,000 for its legal fees and expenses, payable upon the Closing (as defined in the Amendment Agreement).

The provisions of this amendment to the Engagement Agreement, and any other provisions of the Engagement Agreement currently still in force shall continue in full force and effect until the obligations set forth above in regard to the Issuance Agreement and the Warrant have been fully performed, provided, however, that this Amendment shall not be deemed to extend the original provisions of the Engagement Agreement relating to the term and any tail period (if any), nor deemed to modify the fee or expense provisions except as expressly provided in this Amendment.

This agreement may be executed in two or more counterparts and by facsimile or “.pdf” signature or otherwise, and each of such counterparts shall be deemed an original and all of such counterparts together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, this agreement is executed as of the date first set forth above.

Very truly yours,

H.C. WAINWRIGHT & CO., LLC

By	/s/ Mark W. Viklund
Name: Mark W. Viklund
Title: Chief Executive Officer

Accepted and Agreed:
NORTHWest biotherapeutics, inc.

By	/s/ Linda Powers
Name: Linda Powers
Title: Chairman & Chief Executive Officer

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